Exhibit 99.1

NEWS RELEASE
Contact: Martina Bar Kochva	48 South Service Road
Melville, NY 11747
(631) 465-3600

PARK ELECTROCHEMICAL CORP. ANNOUNCES CLOSURE OF

PARK ADVANCED COMPOSITE MATERIALS, INC. FACILITY

IN WATERBURY, CONNECTICUT

Melville, New York, Thursday, January 26, 2012 ......Park Electrochemical Corp. (NYSE-PKE) announced that its Park Advanced Composite Materials, Inc. (“PACM”) facility, located in Waterbury, Connecticut, will be closing its operations at the end of April, 2012 after the completion of the transfer of PACM’s aerospace composite materials manufacturing activities to the Company’s Park Aerospace Technologies Corp. (“PATC”) facility located at the Newton, Kansas Airport. PACM and PATC are wholly owned subsidiaries of Park Electrochemical Corp.

This transfer of aerospace composite materials manufacturing activities from the Company’s PACM facility to its PATC facility, together with the recently completed transfer of aerospace composite parts and assemblies manufacturing activities from the Company’s Park Aerospace Structures Corp. (“PASC”) facility in Lynnwood, Washington to its PATC facility, completes the Company’s plan to concentrate and consolidate all of its North American aerospace composite materials, parts and assemblies manufacturing, development and design activities at its PATC facility located at the Newton, Kansas Airport. (PASC is a wholly owned subsidiary of Park Electrochemical Corp.) The completion of the consolidation of the Company’s aerospace composite materials, parts and assemblies manufacturing activities will eliminate the additional, and in some cases duplicative, costs which the Company has incurred in connection with the start-up of PATC and the transfer of such manufacturing activities from PACM and PASC to PATC.

After the closure of the PACM facility in Waterbury, Connecticut, Park plans to supply and fully support all existing customers of PACM from the PATC business unit in Newton, Kansas.

As the result of this closure, Park expects to record total pre-tax restructuring charges of approximately $3 million. The Company expects to record approximately half of these restructuring charges in the fourth quarter of the current fiscal year ending February 26, 2012 and to record the balance of the restructuring charges during the 2013 fiscal year. After the closure is completed, the PACM business operations will have no further impact on the consolidated financial condition or results of operations of Park Electrochemical Corp.

Brian Shore, Park’s President and CEO, said, “Our plan, for the last two years or so, has been to transfer all of the Company’s aerospace manufacturing, design and development activities from our PACM facility in Waterbury, Connecticut and our PASC facility in Lynnwood, Washington to our new PATC aerospace composite materials and parts manufacturing, development and design facility located at the Newton, Kansas Airport. This plan has been well known by our employees, customers and investors. We recently completed the transfer of all aerospace composite parts manufacturing from our PASC facility to our PATC facility, and our PASC facility has been closed. Over the last two years, we have attempted to develop enough non-aerospace composites materials business (we call it “specialty business”) for our PACM Waterbury, Connecticut facility in order to sustain our PACM facility after the aerospace composite materials business has been transferred from PACM to PATC in Kansas. Unfortunately, we have not been successful in developing enough specialty business to sustain PACM as a viable operation and to allow PACM to remain open. We therefore will close our PACM facility after completing the transfer of the aerospace composite materials business to PATC at the end of April of this year. We intend to offer to service and fully support all of our existing PACM customers, including non-aerospace or specialty customers, from our PATC facility in the future. We will be contacting all of our PACM customers, including our non-aerospace or specialty customers, directly to discuss this with them.”

Brian Shore concluded “Lastly, to our PACM employees, I would like to thank you publicly for your years of service to the company. I hope you will consider applying for relocation to Newton, Kansas. Of course, I will come to Waterbury to see you personally in the near future. I look forward to seeing each of you soon.”

Certain portions of this news release may be deemed to constitute forward looking statements that are subject to various factors which could cause actual results to differ materially from Park’s expectation. Such factors include, but are not limited to, general conditions in the electronics and aerospace industries, Park’s competitive position, the status of Park’s relationships with its customers, economic conditions in international markets, the cost and availability of raw materials, transportation and utilities, and the various other factors set forth in Item 1A “Risk Factors” and under the caption “Factors That May Affect Future Results” after Item 7 of Park’s Annual Report on Form 10-K for the fiscal year ended February 27, 2011.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure and high-end computing markets and advanced composite materials, parts and assemblies for the aerospace markets. Park’s core capabilities are in the areas of polymer chemistry formulation and coating technology. The Company’s manufacturing facilities are located in Singapore, China, France, Connecticut, Kansas, Arizona and California. The Company also maintains R & D facilities in Arizona, Kansas and Singapore.

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